Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 401(k) Investment Plan of United Rentals, Inc. of our reports (a) dated February 23, 2009, with respect to the consolidated financial statements and schedule of United Rentals, Inc., and the effectiveness of internal control over financial reporting of United Rentals, Inc. incorporated by reference in its Annual Report (Form 10-K), and (b) dated June 26, 2009, with respect to the financial statements and schedule of the United Rentals, Inc. 401(k) Investment Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
October 29, 2009